Exhibit 99.2

NEWS RELEASE
FOR MORE INFORMATION
CONTACT
Mr. Gates Little
Chairman of the Board and President
(256) 543-3860
FOR IMMEDIATE RELEASE
SEPTEMBER 8, 2004

THE SOUTHERN BANC COMPANY, INC.

ANNOUNCES STOCK REPURCHASE PROGRAM

Gadsden, Alabama … The Southern Banc Company, Inc. (OTCBB: SRNN), the holding company for The Southern Bank Company, announced today that it is commencing a stock repurchase program to acquire up to 45,698 shares, or approximately 5.1% of its currently outstanding common stock. These stock repurchases will be to fund the company’s stock option plan. Stock repurchases will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the company’s management. The repurchase program will be dependent upon market conditions and other requirements, and there is no guarantee as to the exact number of shares to be repurchased by the company.

Gates Little, Chairman of the Board and President of the Company and the Bank stated that the Board of Directors has authorized the repurchase program.

According to Mr. Little, stock repurchases by the company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

At June 30, 2004, the Company had total assets of $106.4 million and stockholders’ equity of $17.3 million, or 16.2% of total assets. The Southern Bank Company operates four banking offices in Gadsden, Albertville, Guntersville, and Centre, Alabama.

Certain statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.